Exhibit 3.6

ARTICLES OF INCORPORATION

     The undersigned, acting as Incorporator of a corporation under the Florida General Corporation Act, adopts the following Articles of Incorporation for such corporation:

     1. Name. The name of this corporation is                                      .

     2. Duration. The period of its duration is perpetual.

     3. Purpose. The purpose is to engage in any activities or business permitted under the laws of the United States and Florida.

     4. Capital Stock. The corporation is authorized to issue 1,000 shares, all of one class, at $1.00 par value.

     5. Initial Registered Office and Agent. The name and address of the initial registered agent and office address of this corporation is as follows:                                      .

     6. Initial Board of Directors. This corporation shall have one (1) director initially. The number of directors may be either increased or decreased from time to time by an amendment of the By-Laws of the corporation in the manner provided by law, but shall never be less than one (1).

     The name and address of the initial director of this corporation is:

Name	Address

     7. Incorporator. The name and address of the Incorporator signing these Articles of Incorporation is:

Name	Address

     8. By-Law Amendment. The power to adopt, alter, amend or repeal the By-Laws of this corporation shall be vested in the Board of Directors and the Shareholders.

     9. Indemnification. The corporation shall indemnify any officer or director, or any former officer or director, to the full extent permitted by law.

     10. Informal Action of Director. If the Director consents in writing to any action taken or to be taken by the corporation, and the writings evidencing their consent are filed with the Secretary of the corporation, the action shall be as valid as though it had been authorized at a meeting of the Board of Directors.

     11. Amendment of Articles. This corporation reserves the right to amend or repeal any provisions contained in these Articles of Incorporation, or any amendment hereto, and any right conferred upon the shareholders is subject to this reservation.

     IN WITNESS WHEREOF, the undersigned incorporator has executed these Articles of Incorporation this          day of                       ,

______________________________

, Incorporator

______________________________

, Registered Agent